Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

Onconetix, Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	22,071,891	$3.12	$68,864,299.92	0.0001381	$9,510.16

Total Offering Amounts:							$68,864,299.92		9,510.16
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$9,510.16

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act of 1933, as amended (the “Securities Act”), there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Represents the sum of (i) 241,514 shares of common stock, par value $0.00001 per share (the “Common Stock”) of Onconetix, Inc., a Delaware corporation (the “Company”), issued to Altos Venture AG (“Altos”) in connection with a Subscription Agreement, dated December 15, 2023, by and among the Company, Proteomedix AG and Altos and a Subscription Agreement, dated as of December 15, 2023, between the Company and Altos (ii) up to 14,828,006 shares of Common Stock, which represents 150% of the aggregate number of shares of Common Stock initially issuable upon the conversion or exercise, as applicable, of the 16,325 shares of the Company’s Series D preferred stock (the “Series D Preferred Stock”) and warrants to purchase 6,544,241 shares of Common Stock (the “Series D Warrants”) issued to institutional investors in a private placement transaction, which closed on September 22, 2025 and (iii) up to 7,002,371 shares of Common Stock, which represents 150% of the aggregate number of shares of Common Stock initially issuable upon the conversion or exercise, as applicable, of the 7,813 shares of the Company’s Series E preferred stock (the “Series E Preferred Stock”) and warrants to purchase 3,037,835 shares of Common Stock (the “Series E Warrants”) issued to institutional investors in a private placement transaction, which closed on October 2, 2025.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the common stock on The Nasdaq Stock Market LLC on November 3, 2025 ($3.12 per share), in accordance with Rule 457(c) of the Securities Act.

Calculated pursuant to Rule 457 of the Securities Act by multiplying the proposed maximum aggregate offering price of securities to be registered by 0.00013810.